     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1997
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        PHYSICIAN SALES & SERVICE, INC.
             (Exact name of registrant as specified in its charter)

           FLORIDA
(State or other jurisdiction of                          59-2280364
incorporation or organization)              (I.R.S. Employer Identification No.)

            4345 SOUTHPOINT BOULEVARD, JACKSONVILLE, FLORIDA  32216
                                 (904) 281-0011
              (Address, including zip code, and telephone number,
            including area code, of registrant's executive offices)

                                PATRICK C. KELLY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                        PHYSICIAN SALES & SERVICE, INC.
                           4345 SOUTHPOINT BOULEVARD
                          JACKSONVILLE, FLORIDA  32216
                                 (904) 332-3000
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

      The Commission is requested to send copies of all communications to:

                            J. VAUGHAN CURTIS, ESQ.
                            KIMBERLY A. KNIGHT, ESQ.
                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA  30309-3424
                                 (404) 881-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                            -----

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           -----

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                     -----



                              CALCULATION OF REGISTRATION FEE
=====================================================================================================
                                      PROPOSED MAXIMUM            PROPOSED
  TITLE OF SHARES      AMOUNT TO BE   AGGREGATE OFFERING    MAXIMUM AGGREGATE          AMOUNT OF
  TO BE REGISTERED      REGISTERED    PRICE PER SHARE(1)    OFFERING PRICE(1)     REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share   193,884 shares       $18.75                $3,635,325            $1,102
=====================================================================================================

(1) Estimated solely for purposes of determining the registration fee. This amount, calculated pursuant to Rule 457(c), was based on the average of the high and low prices of the Registrant's Common Stock on July 14, 1997, as reported on the Nasdaq National Market System.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS                           SUBJECT TO COMPLETION DATED _________, 1997

                                 193,884 SHARES

                        PHYSICIAN SALES & SERVICE, INC.

                                  COMMON STOCK

     This prospectus relates to 193,884 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Physician Sales & Service, Inc., a Florida corporation ("PSS" or the "Company"). All of these Shares are being offered for sale by the holders of the Common Stock named herein under the heading "Selling Shareholders" (the "Selling Shareholders"). The Selling Shareholders received the Shares in connection with the Company's acquisitions of Diagnostic Imaging, Inc. and Rad-Tech X-Ray, Inc. on November 25, 1996 and March 20, 1997, respectively.

     The shares of Common Stock of the Company are listed on the Nasdaq National Market System ("Nasdaq") under the symbol PSSI. On July 18, 1997 the last sales price for the shares of Common Stock as reported by Nasdaq was $19.00 per share.

     All or a portion of the Shares may be offered by the Selling Shareholders from time to time (i) in transactions (which may include block transactions) on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which shares of the Company's Common Stock are then traded, (ii) in negotiated transactions, or (iii) by a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers or through underwriters, agents or broker-dealers, and any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such underwriters, agents or broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular underwriter, agent or broker-dealer might be in excess of customary compensation). To the extent required, the specific Common Stock to be sold, the respective purchase prices and public offering prices, names of such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Selling Shareholders" and "Plan of Distribution." None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. By agreement, the Company will pay one-half of the expenses of this registration and the Selling Shareholders will pay the remaining one-half of such expenses pro rata based on the number of shares of Common Stock being offered hereby. The Selling Shareholders will bear all underwriting discounts and commissions and transfer taxes, if any. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Selling Shareholders and any broker-dealer, agents or underwriters that participate with the Selling Shareholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

                            ------------------------

     SEE "RISK FACTORS BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------



        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                     REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS IS                       , 1997

                             AVAILABLE INFORMATION

     Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus forms a part) and the exhibits relating thereto filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy and information statements and other information filed electronically by the Company are available at the Commission's worldwide web site at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "PSSI," and such reports, proxy and information statements and other information concerning the Company are available for inspection at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-23832) are hereby incorporated by reference into this Prospectus:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1997 (including those portions of the Company's Definitive Proxy Statement for the fiscal year 1997 Annual Meeting of Shareholders incorporated by reference therein); and

(2) The description of Common Stock set forth in the Company's registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to David A. Smith, Chief Financial Officer, Physician Sales & Service, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216, telephone number (904) 332-3000.


             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO RESULTS OF OPERATIONS AND BUSINESSES OF THE COMPANY. SUCH FORWARD-LOOKING STATEMENTS MAY INVOLVE UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS AND PERFORMANCE OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS OR PERFORMANCE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. CAUTIONARY STATEMENTS REGARDING THE RISKS ASSOCIATED WITH SUCH FORWARD-LOOKING STATEMENTS, INCLUDE, WITHOUT LIMITATION, THOSE STATEMENTS INCLUDED UNDER "RISK FACTORS." INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

     ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOREGOING CAUTIONARY STATEMENT.

                                  THE COMPANY

     Physician Sales & Service, Inc. ("PSS" or the "Company) is a leading distributor of medical supplies, equipment and pharmaceuticals to primary care and other office-based physicians. PSS currently operates 61 physician office medical supply distribution ("core business") service centers distributing to approximately 103,000 physician office sites in all 50 states. The Company's primary market is the approximately 399,000 physicians who practice medicine in approximately 198,000 office sites throughout the United States. According to industry estimates, the medical supply and equipment segment of the health care industry represents a $30.2 billion market, of which $6.6 billion represents the primary care and other office-based physicians. The medical supply and equipment industry is estimated to be growing at an annual rate of 6% to 8%. PSS has historically grown faster than the overall market. The Company estimates that approximately 300 companies supply medical products to the office-based physician sector.

     The Company, through its newly formed subsidiary, Diagnostic Imaging, Inc. ("DI" or "imaging division"), distributes medical diagnostic imaging supplies, chemicals, equipment and service to the acute care and alternate care market. DI currently operates 16 imaging service centers in nine southeastern states. The Company is in the process of developing a separate information system for DI which will include the current ICON(SM) and CustomerLink systems. A primary company objective is to pursue acquisition opportunities within the radiology and imaging distribution market in order to gain market share and expand the product offerings to the physician office market currently serviced by PSS and the acute care market currently serviced by DI.

     The Company also distributes medical supplies and equipment in Belgium, France, Germany, and the Netherlands through its WorldMed International, Inc. subsidiary. The Company currently has three service centers ("European operations") in Europe distributing to the acute and alternate care markets.

     The Company's primary objectives are to be capable of servicing the medical equipment and supply needs of every office-based physician in the United States, to create a national diagnostic imaging distribution company, and to expand its presence in the European medical equipment and supply market. To achieve these objectives and increase profitability, the Company intends to
(i) continue to acquire core business medical supply and equipment distributors in the United States and Europe, especially in existing markets where it can leverage its distribution infrastructure and gain market share, (ii) acquire diagnostic imaging distributors to expand its geographic coverage and leverage its existing infrastructure, (iii) increase sales of existing service centers by adding additional sales representatives and providing superior service, competitive pricing and a broad product line, including sophisticated diagnostic equipment, (iv) expand operating margins, (v) open new service centers in selected markets where acquisition opportunities are not available, and (vi) invest in sophisticated information systems that bring efficiency to the Company and its subsidiaries.

     On August 21, 1995, the Company completed the acquisition of Taylor Medical, Inc. ("Taylor"), its largest acquisition to date in a stock-for-stock pooling. Taylor distributed medical supplies and equipment mainly to office-based physicians and managed care facilities. Taylor operated five distribution centers, primarily in the Southwest and Northeast, with 20 redistribution and sales offices with approximately 175 sales representatives. Taylor had physician-related net sales of approximately $122 million for the fiscal year ended March 30, 1995. The acquisition of Taylor increased the Company's market presence in the Southwest and Northeast and provides an opportunity to enhance profitability through the integration and consolidation of Taylor's operations.

     Effective November 13, 1995 the Company completed a secondary offering of
11.5 million shares of common stock at $17 per share, 8.8 million of which were offered by the Company. The Company used approximately $58.2 million of the total net proceeds of $142.9 million to repay debt in fiscal 1996. Management used approximately $50 million in connection with acquisitions of the imaging division,
                                       4
core business, European operations, and general corporate purposes, including capital expenditures during fiscal 1997. Management intends to use the remaining net proceeds of the secondary offering for general corporate purposes, including future acquisitions. The consummation of this transaction, along with the Company's financing arrangements, has provided the Company with resources to continue its strategy of being capable of servicing the medical equipment and supply needs of every office-based physician in the United States, to create a national imaging distribution company, and to expand its presence in the European medical equipment and supply market.

     On December 29, 1996, the Company acquired X-ray Corporation of Georgia ("X-ray GA") in a merger pursuant to which the Company issued 593,672 shares of common stock to the former shareholders of X-ray GA, in exchange for all of the outstanding shares of capital stock of X-ray GA valued at $11.0 million at the time of the merger. This merger has been accounted for as a material pooling-of-interests and, accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of Taylor and X-ray GA for all periods prior to the mergers.

     In addition to Taylor and X-ray GA, for which the consolidated financial statements have been restated for all periods prior to merger during fiscal 1996 and 1997, respectively, the Company merged with seven companies accounted for as poolings-of-interest (four core business and three imaging division companies) and 12 companies accounted for as purchases (nine core business and three European operation companies).

     PSS Common Stock is publicly traded over the counter by the Nasdaq National Market System under the ticker symbol "PSSI".

     The Company is incorporated under the laws of the State of Florida. The address and telephone number of its principal executive offices are 4345 Southpoint Boulevard, Jacksonville, Florida, 32216, telephone number (904) 332-3000.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

ANTICIPATED EXPANSION AND MANAGEMENT OF EXPANDED OPERATIONS

     The Company intends to acquire additional distributors in markets it already services and expects to open additional service centers. The Company's ability to expand its operations is dependent upon a number of factors, including (i) the availability of suitable acquisition candidates on acceptable terms, (ii) the Company's ability to continue to consolidate and integrate its acquisitions with its existing operations, and (iii) the Company's ability to attract, train, and retain skilled sales representatives and management. Management anticipates that each start-up service center opened will generally incur operating losses for 18 months. Accordingly, the Company's planned expansion creates numerous risks, including the risk that the expansion may have an adverse effect on working capital and earnings during the expansion period and acquisition transition period, that substantial indebtedness may be incurred in connection with the expansion and that significant losses could result in the event of unsuccessful acquisitions or start-ups.

     The Company recently has expanded into new product areas, including radiology and imaging equipment, chemicals and supplies to the acute and alternate site markets. The integration and operation of this new division may place significant demands on the Company's management and other resources. There can be no assurance that there will be any operating efficiencies between the Company's businesses or that its diagnostic imaging division can be operated profitably, which could have a material adverse effect on the Company's business and future prospects. The Company plans to aggressively pursue additional expansion opportunities in this market, however, there can be no assurance that the Company will be successful in acquiring, operating or integrating additional operations. In addition, the radiology and imaging equipment market is heavily reliant on the hiring and retention of skilled service technicians to maintain such equipment. There is a current shortage of these skilled technicians, which may result in intense competition and increasing salaries. Any inability of the Company to hire or retain such skilled technicians could limit the Company's ability to expand and adversely affect its results of operations.

MANAGEMENT OF INTERNATIONAL OPERATIONS

     Through its WorldMed International subsidiary, the Company has recently acquired medical supply distributors serving physicians in Belgium, France, Germany and the Netherlands and plans to increase its presence in European markets. As the Company expands internationally, it will need to hire, train and retain qualified personnel in countries where language, cultural or regulatory impediments may exist. The Company has encountered and expects to encounter significant expense and delay in expanding its international operations because of language and cultural differences, and staffing, communications and related issues. There can be no assurance that the Company's services and business practices will be accepted by vendors, physicians or other involved parties in foreign markets.

     International revenues are subject to inherent risks, including political and economic instability, difficulties in staffing and managing foreign operations and in accounts receivable collection, fluctuating currency exchange rates, costs associated with localizing service offerings in foreign countries, unexpected changes in regulatory requirements, difficulties in the repatriation of earnings and burdens of complying with a wide variety of foreign laws and labor practices.

DEPENDENCE ON MANUFACTURERS

     The Company distributes over 35,000 products manufactured by approximately 3,000 vendors and is dependent on these vendors for the manufacture and supply of product. Additionally, the Company has entered into a significant contract with Abbott, which may be terminated by Abbott if the Company does not meet certain sales levels. The Company's ability to maintain good relations with these vendors will affect the profitability of its business. Currently, the Company relies on vendors to provide (i) field sales representatives' technical and selling support, (ii) agreeable purchasing and delivery terms, (iii) sales performance incentives, (iv) financial support of sales and marketing programs, and (v) promotional materials. There can be no assurance that the Company will maintain its good relations with its vendors.

REGULATION OF AND CHANGE IN PRACTICE OF MEDICINE

     The health care industry, including the practice of medicine by physicians, is subject to extensive government regulation, licensure and operating procedures. The Company cannot predict the impact that present or future regulations may have on operations of the Company or on its plan to expand its business activities. In addition, as consolidation among physician provider groups continues and provider networks are created, purchasing decisions may shift to individuals with whom the Company has not had prior selling relationships. The Company is increasingly focusing on national accounts where the purchasing decision may not be made by the Company's traditional physician customers. There can be no assurance that the Company will be able to maintain its customer relationships in such circumstances.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical supply and equipment industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical equipment and supplies by physicians' offices will not be limited or reduced and thereby adversely affect future sales by the Company.

TWO-TIER PRICING

     As a result of the Non-Profit Act of 1944, the medical supplies and equipment industry is subject to a two-tier pricing structure. Under this structure, certain institutions, originally limited to non-profit hospitals, can obtain more favorable prices for medical supplies and equipment than the Company. The two-tiered pricing structure continues to expand as many large integrated health care providers and others with significant purchasing power demand more favorable pricing terms. Although the Company is seeking to obtain similar terms from its manufacturers, there can be no assurance that such terms can be obtained. Such a pricing structure, should it persist, may put the Company at a competitive disadvantage.

SALES REPRESENTATIVES

     The Company's sales growth has resulted to a significant degree from hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become customers of the Company. The Company's continued growth will depend in part on its ability to continue to hire, train and retain sales representatives who agree to the Company's compensation plans and to maintain good relations with its existing sales representatives.

KEY MANAGEMENT

     The success of the Company is dependent upon the efforts and abilities of its senior management, including the Company's Chairman and Chief Executive Officer, Patrick C. Kelly, its President, John F. Sasen, Sr. and its Executive Vice President and Chief Financial Officer, David A. Smith. The loss of any such senior management may adversely affect the Company's business. The Company maintains key man life insurance on Mr. Kelly.

COMPETITION

     The marketing of medical supplies and equipment to physicians' offices is highly competitive. Some of the Company's competitors are larger and have greater financial resources than the Company. Also, the Company could encounter additional competition because many of the products it sells are readily obtainable by others from various sources of supply and such competitors could consolidate into regional or national networks. In addition, a competitor of the Company could obtain exclusive rights to market a certain product to the exclusion of the Company. There can be no assurance that the Company will not face increased competition in the future.

LIABILITY EXPOSURE

     Although the Company is not a manufacturer, the distribution of medical supplies and equipment entails risks of product liability. Despite the fact that the Company has not to date experienced any significant product liability claims and currently maintains liability insurance coverage, such insurance is expensive, difficult to obtain and may be unobtainable in the future on acceptable terms, if at all. The Company operates approximately 700 trucks to deliver medical supplies and equipment on a same-day delivery basis. The Company has experienced various claims regarding motor vehicle accidents, all of which have been covered by insurance. The Company believes that it maintains adequate insurance coverage for such claims. Nevertheless, the amount and scope of any coverage may be inadequate in the event that a product liability or motor vehicle accident claim is successfully asserted against the Company.

RELIANCE ON DATA PROCESSING

     The Company's business is dependent upon its ongoing ability to obtain, process, analyze and manage data, and to maintain and upgrade its data processing capabilities. Interruption of data processing capabilities for any extended length of time, the failure to upgrade data services, difficulties in converting data and information systems after acquisitions, loss of stored data, programming errors or other computer problems could have a material adverse effect on the Company's business.

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

     The Company's Amended and Restated Articles of Incorporation and Bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future and that may be senior to the rights of the holders of Common Stock. Furthermore, the Company has not opted out of certain provisions of the Florida Business Corporation Act, including the provisions relating to control-share acquisitions, which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by its shareholders.

                            MERGERS AND ACQUISITIONS

     On November 25, 1996, the Company acquired Diagnostic Imaging, Inc. ("DI"), a company organized under the laws of the State of Florida, pursuant to a merger by which the shareholders of DI received shares of Common Stock in exchange for their shares of stock in DI (the "DI Merger"). In connection with the DI Merger, the Company granted the former shareholders of DI the right to register for resale the shares of Common Stock held by such shareholders. The former shareholders of DI who are offering shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part are referred to herein as the "DI Selling Shareholders."

     On March 20, 1997, the Company acquired Rad-Tech X-Ray, Inc. ("Rad"), a company organized under the laws of the State of Georgia, pursuant to a merger by which the shareholders of Rad received shares of Common Stock in exchange for their shares of stock in Rad (the "Rad Merger"). In connection with the Rad Merger, the Company granted the former shareholders of Rad the right to register for resale the shares of Common Stock held by such shareholders. The former shareholder of Rad who is offering shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part is referred to herein as the "Rad Selling Shareholder."

     The DI Selling Shareholders and the Rad Selling Shareholder are collectively referred to herein as the "Selling Shareholders." The Selling Shareholders have acquired the 193,884 shares of Common Stock offered hereby pursuant to the above-referenced mergers.

     Pursuant to certain demand registration rights granted in connection with such merger, the Company agreed to register the shares of Common Stock offered by the Selling Shareholders hereunder, and to use its best efforts to maintain such registration statement in effect until the Shares are sold hereunder or up to sixty (60) days following the date of this Prospectus. This Prospectus may not be used by the Selling Shareholders following the earlier of (i) the date the all shares of Common Stock offered hereby have been sold, or (ii) unless otherwise agreed to by the Company, sixty (60) days following the date of this Prospectus.

                              SELLING SHAREHOLDERS

     The following table sets forth (i) the name of each of the Selling Shareholders, (ii) the number of shares of Common Stock beneficially owned by each Selling Shareholder prior to the offering and being offered hereby, and
(iii) the number of shares of Common Stock beneficially owned by each Selling Shareholder after completion of the offering.


                          Shares Beneficially
                            Owned Prior to                            Shares Beneficially
  Selling Shareholder         Offering(1)       Shares Being Offered  Owned After Offering
------------------------  --------------------  --------------------  --------------------
DI SELLING SHAREHOLDERS:
 William F. Bronson (2).         129,221                40,000                89,221
 Harvey A. Shores (2)...          82,659                50,000                32,659
 William Shores (2).....           4,570                 3,884                   686
RAD SELLING SHAREHOLDER:
 Shelli T. Jenkins (3)           407,317               100,000               307,317
                                 -------               -------               -------
TOTAL...................         623,767               193,884               429,883
                                 =======               =======               =======

(1) Assumes that all of the Shares held by the Selling Shareholders and being offered hereby are sold, and that the Selling Shareholders acquire no additional shares of Common Stock prior to completion of this offering. Each Selling Shareholder beneficially owns less than 1% of the total number of shares of Common Stock outstanding.
(2) Messrs. Bronson and Harvey Shores served as members of the Board of Directors of DI prior to the DI Merger. Includes 19,383, 12,399 and 686 shares for Messrs. Bronson, Harvey Shores and William Shores, respectively, being held in escrow pursuant to an Escrow Agreement dated November 25, 1996, which may be used to indemnify the Company against certain claims in connection with the DI Merger.
(3) Ms. Jenkins served as the President, Treasurer and sole director of Rad prior to the Rad Merger. Includes 31,339 shares being held in escrow pursuant to an Escrow Agreement dated March 20, 1997, which may be used to indemnify the Company against certain claims in connection with the Rad Merger.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made from time to time (i) in transactions (which may include block sales) on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, (ii) in negotiated transactions or (iii) through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Shares may be sold directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the Common Stock is then listed; and (e) through the writing of options on the Shares. Any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law at the time a particular offer of Shares is made, the terms and conditions of such transaction will be set forth in a Prospectus Supplement to this Prospectus. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Shareholders and any underwriters, agents or broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or discounts. The Company has agreed to bear one-half of all expenses in connection with the registration of the shares being offered by the Selling Shareholders and the Selling Shareholders shall bear the remaining one-half of all expenses on a pro rata basis. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     A legal opinion to the effect that the Shares offered hereby by the Selling Shareholders are validly issued, fully paid and non-assessable has been rendered by Fred Elefant, P.A., Jacksonville, Florida, general counsel to the Company.

                                    EXPERTS

     The consolidated financial statements of the Company appearing in its Annual Report on Form 10-K for the fiscal year ended March 28, 1997 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

===========================================  ==================================
       NO DEALER, SALESPERSON OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT BE              193,884 SHARES
RELIED UPON AS HAVING BEEN AUTHORIZED BY
THE COMPANY OR THE SELLING SHAREHOLDERS.
THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL, OR A SOLICITATION OF AN               PHYSICIAN SALES &
OFFER TO BUY, TO ANY PERSON IN ANY                     SERVICE, INC.
JURISDICTION IN WHICH SUCH OFFER TO SELL
OR SOLICITATION IS NOT AUTHORIZED, OR IN
WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO, OR
TO ANY PERSON TO WHOM IT IS UNLAWFUL TO                COMMON STOCK
MAKE SUCH OFFER OR SOLICITATION.
            ___________________


             TABLE OF CONTENTS
                                     PAGE
                                   -------
AVAILABLE INFORMATION..............   2
INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE ............   2
CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS ........   3
THE COMPANY .......................   4
RISK FACTORS ......................   6
MERGERS AND ACQUISITIONS ..........   9
SELLING SHAREHOLDERS ..............  10
PLAN OF DISTRIBUTION ..............  11
LEGAL MATTERS .....................  12
EXPERTS ...........................  12             P R O S P E C T U S

                                                     ___________, 1997

===========================================  ==================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       Registration fee to Securities and Exchange Commission .........  $1,102
       Accounting fees and expenses ...................................   1,000
       Legal fees and expenses ........................................   5,000
       Miscellaneous expenses .........................................   1,000
                                                                         ------

             Total ....................................................  $8,102
                                                                         ======


     The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. The Company has agreed to bear one-half of all expenses in connection with the registration of the shares being offered by the Selling Shareholders. The Selling Shareholders will bear all underwriting discounts and commissions and transfer taxes, if any. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Registrant set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Florida Business Corporation Act, as amended from time to time, and judicial or administrative decisions. Under these indemnification provisions, the Registrant is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred by him in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that he is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant also may indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he is or was a director or officer of the Registrant who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he has met certain standards of conduct and an understanding by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Registrant. Notwithstanding the foregoing, the Amended and Restated Bylaws of the Registrant provide that the Registrant shall not be required to indemnify any of its directors or officers in connection with a proceeding initiated by such person unless such authorization for such proceeding was not denied by the Board of Directors of the Registrant prior to sixty (60) days after receipt of notice thereof from such person stating his or her intent to initiate such proceeding and only upon such terms and conditions as the Board of Directors may deem appropriate.

     The Florida Business Corporation Act contains a provision which limits the personal liability for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and such breach constitutes (i) a violation of criminal law, unless the director has reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) an unlawful distribution under Florida law, (iv) in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other that the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property. The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this Registration Statement:


Exhibit No.      Description
-----------      -----------
4.1              Amended and Restated Articles of Incorporation, as amended, of the
                 Registrant (incorporated by reference from Registrant's Registration
                 Statement on Form S-3, effective November 13, 1995, Registration No.
                 33-97524).

4.2              Amended and Restated Bylaws of the Registrant (incorporated by reference from Registrant's Registration Statement on Form S-1, Registration No.
                 33-76580).

5.1              Opinion of Fred Elefant, P.A. as to the legality of the Shares being offered by the Selling Shareholders.

23.1             Consent of Fred Elefant, P.A. (included in the opinion filed as Exhibit
                 5.1).

23.2             Consent of Arthur Andersen LLP.

24.1             Power of Attorney (included as part of the signature page hereto).

ITEM 17.    UNDERTAKINGS.


      A.    RULE 415 OFFERING.

      The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     C. INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     D. PROSPECTUS IN A REGISTRATION STATEMENT AT THE TIME OF EFFECTIVENESS.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on July 21, 1997.

                                        PHYSICIAN SALES & SERVICE, INC.



                                        By:     /s/ Patrick C. Kelly
                                           -----------------------------
                                        Name:   Patrick C. Kelly
                                        Title:  Chairman and Chief Executive
                                                   Officer

                               POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints Patrick
C. Kelly and David A. Smith, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Physician Sales & Service, Inc. or a registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 21, 1997.


Signature                                        Title
---------                                        -----
/s/ Patrick C. Kelly   Chairman of the Board and Chief Executive Officer
---------------------  (principal executive officer)
Patrick C. Kelly


/s/ David A. Smith     Executive Vice President, Chief Financial Officer,
---------------------  Assistant Secretary and Director (principal financial
David A. Smith         and accounting officer)


---------------------
John F. Sasen, Sr.     Director


/s/ Delmer W. Dallas
---------------------  Director
Delmer W. Dallas


/s/ William C. Mason
---------------------  Director
William C. Mason


/s/ T. O'Neal Douglas
---------------------  Director
T. O'Neal Douglas


/s/ Fred Elefant
---------------------  Director
Fred Elefant


---------------------
Delores P. Kesler      Director


/s/ James L.L. Tullis
---------------------  Director
James L.L. Tullis

                                 EXHIBIT INDEX



                                                                                 Sequentially
Exhibit No.  Description                                                         Numbered Page
-----------  -----------                                                         -------------
4.1          Amended and Restated Articles of Incorporation, as amended, of the Registrant (incorporated by reference from Registrant's
             Registration Statement on Form S-3, effective November 13, 1995,
             Registration No. 33-97524).

4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference from Registrant's Registration Statement on Form S-1,
             Registration No. 33-76580).

5.1 Opinion of Fred Elefant, P.A. as to the legality of the Shares being offered by the Selling Shareholders.

23.1 Consent of Fred Elefant, P.A. (including in the opinion filed as Exhibit 5.1).

23.2         Consent of Arthur Andersen LLP.

24.1         Power of Attorney (included as part of the signature page hereto).